Exhibit 99.1

Journey Medical Corporation Reports Second Quarter 2023 Financial Results and Recent Corporate Highlights

The Company generated total net revenues of $17.2 million in the second quarter of 2023, a 41% increase from $12.2 million in the first quarter of 2023

Announced positive topline results from two Phase 3 clinical trials evaluating DFD-29 (minocycline hydrochloride modified release capsules, 40mg); both trials achieved the co-primary and all secondary endpoints over placebo and the current standard of care Oracea® (doxycycline, 40mg) with no significant safety issues

The Company plans to submit a New Drug Application to FDA for DFD-29 in the second half of 2023

Company to hold conference call today at 4:30 p.m. ET

Scottsdale, AZ – August 8, 2023 – Journey Medical Corporation (Nasdaq: DERM) (“Journey Medical” or “the Company”), a commercial-stage pharmaceutical company that primarily focuses on the selling and marketing of U.S. Food and Drug Administration (“FDA”) approved prescription pharmaceutical products for the treatment of dermatological conditions, today announced financial results and recent corporate highlights for the second quarter ended June 30, 2023.

Claude Maraoui, Journey Medical’s Co-Founder, President and Chief Executive Officer, said, “In the second quarter of 2023, our total net revenues were $17.2 million, a 41% increase from $12.2 million in the first quarter. We are also extremely pleased with the positive topline results from our two Phase 3 clinical trials evaluating DFD-29 for the treatment of papulopustular rosacea (“PPR”). We expect to submit a New Drug Application (“NDA”) to the FDA for DFD-29 in the second half of 2023 and look forward to continued revenue growth during the remainder of this year.”

Neal Bhatia, M.D., Director of Clinical Dermatology at Therapeutics Clinical Research, San Diego, CA and investigator from the DFD-29 Phase 3 clinical trials, stated, “DFD-29, a low dose oral minocycline, has demonstrated superior efficacy to Oracea® 40 mg, in the Phase 3 clinical trials in patients with papulopustular rosacea. If approved, these results are likely to position DFD-29 as a well-differentiated therapeutic in the dermatologist’s armamentarium for this indication. Patients with rosacea feel the need for a safe and highly effective oral treatment to avoid the local irritation from topical treatments. Dermatologists will be at ease using the lowest dose minocycline available, for the longer term given its potential for improved safety and the sub antimicrobial data.”

Journey Medical’s Vice President of R&D, Srinivas Sidgiddi, M.D., who has led this development program from inception, added, “Both Phase 3 trials achieved their co-primary and all secondary endpoints, and DFD-29 demonstrated statistical superiority over both placebo and the current standard of care, Oracea 40 mg. These results demonstrate the potential for DFD-29, if approved, to be the best-in-class systemic therapy in the treatment of rosacea. DFD-29 has the potential to address the large unmet need for safe and efficacious therapies that address the inflammatory lesions and the redness of rosacea.”

Financial Results:

•	Total net revenues in the second quarter of 2023 were $17.2 million, a decrease of $1.1 million compared to the second quarter of 2022. The decrease is primarily due to lower unit volumes from the Company’s legacy products, Targadox®, Ximino® and Exelderm® substantially driven by continued generic competition for Targadox. The results were offset by an increase in net product revenues from the Company’s four core products, Qbrexza®, Accutane®, Amzeeq® and Zilxi® due to increased unit volumes as a result of the Company’s focused sales and marketing emphasis on these products, which lead to 19% growth year-over-year and now reflect approximately 92%, or $15.6 million, of the Company’s total net product revenue for second quarter of 2023.

•	Selling, general and administrative expenses (“SG&A”) decreased by $3.0 million, or 20%, to $12.1 million for the second quarter 2023, from $15.2 million for the second quarter 2022. The decrease is mainly attributable to the Company’s expense reduction efforts, primarily in sales and marketing and other SG&A areas. During Q4 2022, the Company implemented a cost reduction initiative designed to improve operational efficiencies, optimize expenses and reduce overall costs. The initiative is intended to reduce SG&A expenses to better align costs with revenues being generated. In connection with the cost reduction initiative, the Company pivoted to focus on its four core products, allowing it to minimize overall headcount including its sales force along with implemented marketing and other cost cuts. The impact of the cost reduction initiatives is expected to result in a reduction of greater than $12.0 million of annual SG&A expenses.

•	Research and Development (“R&D”) expenses decreased by $0.8 million, or 32%, to $1.8 million for the second quarter 2023, from $2.6 million for second quarter 2022. The decrease is related to lower clinical trial expenses, as the two Phase 3 studies have concluded.

•	The Company recorded a non-cash loss on the impairment of the Ximino intangible asset of $3.1 million in the second quarter 2023. During the six months ended June 30, 2023, the Company experienced lower net product revenues and gross profit levels for its Ximino product.

•	GAAP net loss was $8.4 million, or $0.46 per share basic and diluted, for the second quarter of 2023, compared to a GAAP net loss of $10.1 million, or $0.57 per share basic and diluted, for the first quarter of 2023 and $7.5 million, or $0.43 per share basic and diluted, for the second quarter of 2022.

•	The Company’s non-GAAP results in the table below reflect Adjusted EBITDA of $(0.6 million), or $(0.04) per share basic and diluted, for the second quarter of 2023, compared to Adjusted EBITDA of $(5.3 million), or $(0.30) per share basic and diluted, for the first quarter of 2023 and Adjusted EBITDA of $(2.6 million), or $(0.15) per share basic and diluted for the second quarter of 2022. Adjusted EBITDA, Adjusted EBITDA per share basic and diluted are non-GAAP financial measures, each of which are reconciled to the most directly comparable financial measures calculated in accordance with GAAP below under “Use of Non-GAAP Measures.”

•	At June 30, 2023, the Company had $17.0 million in cash and cash equivalents including $8.75 million of restricted cash as compared to $26.1 million of cash and cash equivalents and $8.75 million of restricted cash at March 31, 2023 and $32.0 million in cash and cash equivalents as of December 31, 2022. The decrease in cash from the first quarter was primarily a result of $13.0 million in repayments on our EWB debt facility. Subsequently, in July 2023, the Company voluntarily paid-off the entire $10.0 million outstanding EWB term loan. The Company no longer has any outstanding bank debt.

Recent Corporate Highlights:

•	In July 2023, Journey Medical announced positive topline data from its two DFD-29 Phase 3 clinical trials for the treatment of PPR. The Phase 3 clinical trials achieved the co-primary and all secondary endpoints and subjects completed the 16-week treatment with no significant safety issues. DFD-29 demonstrated statistical superiority over both the standard of care Oracea capsules and placebo for Investigator’s Global Assessment treatment success and the reduction in the total inflammatory lesion count in both studies. Journey Medical plans to file an NDA to the U.S. Food and Drug Administration for DFD-29 in the second half of 2023 and expects potential approval from the FDA in the second half of 2024.

Summary Topline Results from MVOR-1 and MVOR-2

	MVOR-1		MVOR-2
	IGA Success at Week 16	Inflammatory Lesion Change at Week 16	IGA Success at Week 16	Inflammatory Lesion Change at Week 16
DFD-29 (40 mg)	65.0%	-21.3	60.1%	-18.4
Oracea (40 mg)	46.1%	-15.9	31.4%	-14.9
Placebo	31.2%	-12.2	26.8%	-11.1
P-value: DFD-29 versus Oracea	P=0.014	P<0.001	P<0.001	P<0.001
P-value: DFD-29 versus Placebo	P<0.001	P<0.001	P<0.001	P<0.001

•	In June 2023, Journey Medical announced positive Phase 1 clinical trial data assessing the impact of DFD-29 on the microbial flora of healthy adults. Results indicated that DFD-29 can be safely used for up to 16 weeks with no significant risk of microbiota suppression or development of resistance.

Conference Call and Webcast Information

Journey Medical management will conduct a conference call and audio webcast on Tuesday, August 8, 2023, at 4:30 p.m. ET.

To listen to the conference call, interested parties within the U.S. should dial 1-866-777-2509 (domestic) or 1-412-317-5413 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the Journey Medical conference call. Participants can register for the conference here: https://dpregister.com/sreg/10181142/f9fee9e324. Please note that registered participants will receive their dial-in number upon registration.

A live audio webcast can be accessed on the News and Events page of the Investors section of Journey Medical’s website, www.journeymedicalcorp.com, and will remain available for replay for approximately 30 days after the meeting.

About Journey Medical Corporation

Journey Medical Corporation (Nasdaq: DERM) (“Journey Medical”) is a commercial-stage pharmaceutical company that primarily focuses on the selling and marketing of U.S. Food and Drug Administration-approved prescription pharmaceutical products for the treatment of dermatological conditions through its efficient sales and marketing model. The company currently markets eight branded and three generic products that help treat and heal common skin conditions. The Journey Medical team comprises industry experts with extensive experience in developing and commercializing some of dermatology’s most successful prescription brands. Journey Medical is located in Scottsdale, Arizona and was founded by Fortress Biotech, Inc. (Nasdaq: FBIO). Journey Medical’s common stock is registered under the Securities Exchange Act of 1934, as amended, and it files periodic reports with the U.S. Securities and Exchange Commission (“SEC”). For additional information about Journey Medical, visit www.journeymedicalcorp.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. As used below and throughout this press release, the words “the Company”, “we”, “us” and “our” may refer to Journey Medical. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. The words “anticipate,” “believe,” “estimate,” “may,” “expect,” “will,” “could,” “project,” “intend,” “potential” and similar expressions are generally intended to identify forward-looking statements. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated include: the fact that our products and product candidates are subject to time and cost intensive regulation and clinical testing and as a result, may never be successfully developed or commercialized; a substantial portion of our sales derive from products that may become subject to third-party generic competition, the introduction of new competitor products, or an increase in market share of existing competitor products, any of which could have a significant adverse impact on our operating income; we operate in a heavily regulated industry, and we cannot predict the impact that any future legislation or administrative or executive action may have on our operations; our revenue is dependent mainly upon sales of our dermatology products and any setback relating to the sale of such products could impair our operating results; competition could limit our products’ commercial opportunity and profitability, including competition from manufacturers of generic versions of our products; the risk that our products do not achieve broad market acceptance, including by government and third-party payors; our reliance third parties for several aspects of our operations; our dependence on our ability to identify, develop, and acquire or in-license products and integrate them into our operations, at which we may be unsuccessful; the dependence of the success of our business, including our ability to finance our company and generate additional revenue, on the successful development and regulatory approval of the DFD-29 product candidate and any future product candidates that we may develop, in-license or acquire; clinical drug development is very expensive, time consuming, and uncertain and our clinical trials may fail to adequately demonstrate the safety and efficacy of our current or any future product candidates; our competitors could develop and commercialize products similar or identical to ours; risks related to the protection of our intellectual property and our potential inability to maintain sufficient patent protection for our technology and products; our business and operations would suffer in the event of computer system failures, cyber-attacks, or deficiencies in our or our third parties’ cybersecurity; the substantial doubt about our ability to continue as a going concern; the effects of major public health issues, epidemics or pandemics on our product revenues and any future clinical trials; our potential need to raise additional capital; Fortress controls a voting majority of our common stock, which could be detrimental to our other shareholders; as well as other risks described in Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2022, subsequent Reports on Form 10-Q, and our other filings we make with the SEC. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as may be required by law, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Company Contact:

Jaclyn Jaffe

(781) 652-4500

ir@jmcderm.com

Media Relations Contact:

Tony Plohoros

6 Degrees

(908) 591-2839

tplohoros@6degreespr.com

JOURNEY MEDICAL CORPORATION

Unaudited Condensed Consolidated Balance Sheets

($ in thousands except for share and per share amounts)

	June 30,	December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$8,230	$32,003
Accounts receivable, net of reserves	16,737	28,208
Inventory	12,166	14,159
Prepaid expenses and other current assets	1,796	3,309
Restricted cash	8,750	-
Total current assets	47,679	77,679

Intangible assets, net	21,916	27,197
Operating lease right-of-use asset, net	146	189
Other assets	6	95
Total assets	$69,747	$105,160

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$31,773	$36,570
Due to related party	603	413
Accrued expenses	23,329	19,388
Accrued interest	83	160
Income taxes payable	35	35
Line of credit	-	2,948
Term loan, short-term (net of discount of $58)	9,942	-
Deferred cash payment (net of discount of $9)	-	4,991
Installment payments – licenses, short-term	2,333	2,244
Operating lease liability, short-term	95	83
Total current liabilities	68,193	66,832

Term loan, long-term (net of debt discount of $174)	-	19,826
Installment payments – licenses, long-term	1,490	1,412
Operating lease liability, long-term	59	108
Total liabilities	69,742	88,178

Stockholders' equity
Common stock, $.0001 par value, 50,000,000 shares authorized, 12,133,890 and 11,765,700 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	1	1
Common stock - Class A, $.0001 par value, 50,000,000 shares authorized, 6,000,000 shares issued and outstanding as of June 30, 2023 and December 31, 2022	1	1
Additional paid-in capital	87,004	85,482
Accumulated deficit	(87,001)	(68,502)
Total stockholders' equity	5	16,982
Total liabilities and stockholders' equity	$69,747	$105,160

JOURNEY MEDICAL CORPORATION

Unaudited Condensed Consolidated Statements of Operations

($ in thousands except for share and per share amounts)

	Three-Month Periods Ended		Six-Month Periods Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenue:
Product revenue, net	$16,961	$18,235	$29,126	$39,031
Other revenue	211	56	259	2,556
Total revenue	17,172	18,291	29,385	41,587

Operating expenses
Cost of goods sold – product revenue	7,767	7,633	14,216	15,836
Research and development	1,774	2,609	3,807	3,875
Selling, general and administrative	12,141	15,191	25,433	29,906
Loss on impairment of intangible assets	3,143	-	3,143	-
Total operating expenses	24,825	25,433	46,599	49,617
Loss from operations	(7,653)	(7,142)	(17,214)	(8,030)

Other expense (income)
Interest income	(79)	(4)	(201)	(7)
Interest expense	756	454	1,406	843
Foreign exchange transaction losses	33	-	80	-
Total other expense (income)	710	450	1,285	836
Loss before income taxes	(8,363)	(7,592)	(18,499)	(8,866)

Income tax (benefit) expense	-	(64)	-	40
Net Loss	$(8,363)	$(7,528)	$(18,499)	$(8,906)

Net loss per common share:
Basic and diluted	$(0.46)	$(0.43)	$(1.03)	$(0.51)
Weighted average number of common shares:
Basic and diluted	18,005,055	17,455,894	17,906,671	17,386,538

Use of Non-GAAP Measures:

In addition to the GAAP financial measures, the Company has, in this press release, included certain non-GAAP measurements, including Adjusted EBITDA, Adjusted EBITDA per share basic and Adjusted EBITDA per share diluted. We define Adjusted EBITDA as net income (loss) excluding interest, taxes and depreciation, less certain other non-cash and infrequent items not considered to be normal, recurring operating expenses, including, share-based compensation expense, amortization and impairment of acquired intangible assets, inventory step-ups from the purchases of intangibles assets and products, severance, non-core research and development expense and foreign exchange transaction losses. In particular, we exclude the following matters for the reasons more fully described below:

•	Share-Based Compensation Expense: We exclude share-based compensation from our adjusted financial results because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued.

•	Non-core and Short-term Research and Development Expense: We exclude research and development costs incurred in connection with our DFD-29 product candidate, which is the only product in our portfolio not currently approved for marketing and sale, because we do not consider such costs to be normal, recurring operating expenses that are core to our long-term strategy. Instead, our long-term strategy is focused on the marketing and sale of acquired and/or licensed FDA-approved dermatological products.

•	Amortization and impairments of Acquired Intangible assets: We exclude the impact of certain amounts recorded in connection with the acquisitions of intangible assets that are either non-cash or not normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. These amounts may include non-cash items such as the amortization of acquired intangible assets, impairments and amortization of step-ups of acquisition accounting adjustments to inventories.

Adjusted EBITDA per share basic and Adjusted EBITDA per share diluted are determined by dividing the resulting Adjusted EBITDA by the number of shares outstanding on an actual and fully diluted basis.

Management believes use of these non-GAAP measures provide meaningful supplemental information regarding the Company’s performance because (i) it allows for greater transparency with respect to key measures used by management in its financial and operational decision-making, (ii) it excludes the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance and (iii) it is used by institutional investors and the analyst community to help analyze the Company's results. However, Adjusted EBITDA, Adjusted EBITDA per share basic, Adjusted EBITDA per share diluted and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the manner in which they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

The table below provides a reconciliation from GAAP to non-GAAP measures:

JOURNEY MEDICAL CORPORATION

Reconciliation of GAAP to Non-GAAP Adjusted EBITDA

($ in thousands except for share and per share amounts)

	Three-month period ended	Three-month periods ended		Six-month periods ended
	March 31,	June 30,		June 30,
	2023	2023	2022	2023	2022
GAAP Net Loss	$(10,136)	$(8,363)	$(7,528)	$(18,499)	$(8,906)

EBITDA:
Interest	528	677	450	1,205	836
Taxes	-	-	(64)	-	40
Depreciation	-	-	-	-	-
Amortization of acquired intangible assets	1,069	1,069	1,017	2,138	2,034
EBITDA	(8,539)	(6,617)	(6,125)	(15,156)	(5,996)

Non-GAAP Adjusted EBITDA:
Share-based compensation	646	873	774	1,519	1,547
Loss on impairment of intangible assets	-	3,143	-	3,143	-
Inventory step-up expense	-	-	171	-	311
Non-core & short-term R&D	1,999	1,744	2,609	3,743	3,875
Foreign exchange transaction losses	47	33	-	80	-
Severance	526	185	-	711	-
Non-GAAP Adjusted EBITDA	$(5,321)	$(639)	$(2,571)	$(5,960)	$(263)

Net loss per common share Basic and diluted :
GAAP Net loss	$(0.57)	$(0.46)	$(0.43)	$(1.03)	$(0.51)
Non-GAAP Net loss	$(0.30)	$(0.04)	$(0.15)	$(0.33)	$(0.02)

Weighted average number of common shares Basic and diluted :	17,807,194	18,005,055	17,455,894	17,906,671	17,386,538